UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 23, 2011

Compuware Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-20900

Michigan (State or other jurisdiction of incorporation or organization)	38-2007430 (I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan (Address of Principal Executive Offices)	48226-5099 (Zip Code)

(Registrant’s telephone number, including area code): (313) 227-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02:  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 23, 2011, in consideration of Mr. Robert C. Paul’s appointment as Chief Executive Officer, the Board of Directors of Compuware approved a one-time grant of options to him to acquire three million shares of Compuware common stock.  The equity grant will vest over a period of three years as follows:  forty percent upon the first anniversary of the grant date; thirty percent upon the second anniversary of the grant date; and thirty percent upon the third anniversary of the grant date. The stock option grant is subject to the terms and conditions of a stock option agreement, the terms and conditions of which are materially the same (except for the change in vesting provisions) as those of the form of stock option agreement that was described in and filed as exhibit 10.131 to the Company’s first Current Report on Form 8-K filed on July 8, 2011.

Item 5.07. Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders was held on August 23, 2011 at the Company’s headquarters.

The first matter voted upon at the meeting was the election of directors.  Each of the nominees was elected to hold office for one year until the 2012 Annual Meeting of Shareholders or until their successors are elected and qualified.  The results of the voting at the meeting are as follows:

DIRECTOR NOMINEE	FOR	WITHHELD	BROKER NON VOTE

Dennis W. Archer	174,835,263	3,839,836	18,654,819
Gurminder S. Bedi	176,984,513	1,690,586	18,654,819
William O. Grabe	173,417,848	5,257,251	18,654,819
Frederick A. Henderson	177,109,787	1,565,313	18,654,819
Peter Karmanos, Jr.	173,327,796	5,347,303	18,654,819
Faye Alexander Nelson	177,112,574	1,562,525	18,654,819
Robert C. Paul	175,209,514	3,465,585	18,654,819
Glenda D. Price	177,019,292	1,655,807	18,654,819
W. James Prowse	174,917,930	3,757,168	18,654,819
G. Scott Romney	166,274,053	12,401,046	18,654,819
Ralph J. Szygenda	174,983,721	3,691,378	18,654,819

The second matter voted upon was the ratification of the appointment of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending March 31, 2012. Total votes for – 192,140,546, against – 2,917,714, abstained – 2,271,658, and broker non-votes – 0.

The third matter voted upon was the approval of a non-binding proposal to approve the compensation of the Company’s named executive officers. Total votes for – 150,972,899, against – 26,799,906, abstained – 902,294, and broker non-votes – 18,654,819.

The fourth matter voted upon was a non-binding proposal to recommend the frequency of shareholder advisory votes on compensation of the Company’s named executive officers.  Total votes for 1 Year – 165,057,956, total votes for 2 Years – 296,416, total votes for 3 Years – 12,613,572, abstained – 707,156, and broker non-votes – 18,654,819.

The fifth matter voted upon was the approval of the Compuware Corporation Amended and Restated 2007 Long Term Incentive Plan. Total votes for – 128,825,526, against – 48,883,927, abstained – 965,647, and broker non-votes – 18,654,819.

The sixth matter voted upon was the approval of the Compuware Corporation Amended and Restated 2001 Employee Stock Purchase Plan. Total votes for – 177,194,900, against – 870,184, abstained – 610,015, and broker non-votes – 18,654,819.

The seventh matter presented in the 2011 Proxy Statement concerned a shareholder proposal recommending that the Company take action to change its Articles of Incorporation to adopt a majority vote standard for the election of directors.  The proponent of the proposal was not in attendance to properly present the proposal at the meeting, as required by the Company’s Bylaws. Therefore, no vote was taken on the shareholder proposal.

As recommended by the Company’s Board of Directors, a majority of the votes cast by shareholders voted, on an advisory basis, to hold an advisory vote to approve executive compensation every year. In accordance with these recommendations, the Company has decided to hold an advisory vote on the compensation of the Company’s named executive officers every year until the next vote on frequency, which shall be no later than the Company’s Annual Shareholders’ Meeting in 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPUWARE CORPORATION

Date: August 25, 2011	By:	/s/ Laura L. Fournier
Laura L. Fournier
Executive Vice President
Chief Financial Officer